PRESS RELEASE OF FSB BANCORP, INC.
Fairport Savings Bank

October 27, 2016

FOR IMMEDIATE RELEASE
Contact: Dana C. Gavenda, Chief Executive Officer
FSB Bancorp, Inc.
Tel (585) 223-9080
FSB BANCORP, INC.
ANNOUNCES THIRD QUARTER RESULTS

Fairport, New York, October 27, 2016: FSB Bancorp, Inc. (the “Company”) (NASDAQ: FSBC), the holding company of Fairport Savings Bank (the “Bank”), reported net income of $252,000, or $0.13 per share, for the quarter ended September 30, 2016 compared to net income of $261,000, or $0.14 per share, for the quarter ended September 30, 2015.  The Company’s net interest margin for the quarter ended September 30, 2016 increased four basis points to 2.94% from 2.90% for the quarter ended September 30, 2015, due to an increase in the average yield on our interest-earning assets of two basis points to 3.76% for the quarter ended September 30, 2016 from 3.74% for the quarter ended September 30, 2015 in addition to a decrease in the average cost of our interest-bearing liabilities of two basis points from 0.84% for the quarter ended September 30, 2015 to 0.82% for the quarter ended September 30, 2016.

For the nine months ended September 30, 2016, the Company reported net income of $439,000, or $0.23 per share, compared to net income of $379,000, or $0.20 per share, for the nine months ended September 30, 2015.  The Company’s net interest margin for the nine months ended September 30, 2016 decreased six basis points to 2.86% from 2.92% for the first nine months ended September 30, 2015, due to an increase in the average cost of our interest-bearing liabilities of four basis points from 0.82% to 0.86% in addition to a decrease in the average yield on our interest-earning assets of two basis points from 3.74% for the nine months ended September 30, 2015 to 3.72% for the nine months ended September 30, 2016.

FSB Bancorp, Inc. announced on July 13, 2016 that it completed the conversion and reorganization pursuant to which FSB Community Bankshares, MHC has converted to the stock holding company form of organization.  The Company raised $8.9 million in net proceeds from its stock offering.  Total shareholder equity increased $9.7 million, or 44.6%, to $31.5 million at September 30, 2016 from $21.8 million at December 31, 2015.  At September 30, 2016 the Bank was considered well capitalized, the highest standard and capital rating as defined by the Bank’s regulator.

The decrease in net income of $9,000 for the third quarter of 2016 compared to the third quarter of 2015 resulted from increases in other expense of $357,000 and provision for loan losses of $8,000, partially offset by increases in other income of $245,000, net interest income of $92,000, and a decrease in the provision for income taxes of $19,000.  The increase in other expense was primarily attributable to increases in salaries and employee benefits, directors’ fees, mortgage fees and taxes, and audit and tax services. The increase in salaries and employee benefits was primarily due to normal annual increases for existing staff, the increased salary and commission costs associated with additional processing and mortgage origination staff, and an increase in incentive accruals due to projections to achieve financial targets for 2016 compared to lower incentive accruals that were projected in 2015. Director fees increased due to the addition of three new directors at the end of 2015. Mortgage fees and taxes increased due to additional loan production when comparing the quarters ended September 30, 2016 and September 30, 2015. Audit and tax services increased year over year due to outsourcing our internal audit function in 2016, and increased external auditor expense associated with our stock offering and becoming an SEC reporting company in the third quarter of 2016.  The increase in provision for loan losses was attributable to adding an appropriate amount for loan losses to ensure adequate reserves based on, among other factors, additional growth in the loan portfolio and economic conditions in our market area when comparing the third quarter of 2016 with the third quarter of 2015.  The increase in other income was primarily due to increases in realized gains on sales of loans and mortgage fee income, partially offset by decreases in realized gain on sale of securities and fee income.  Higher mortgage loan origination volume, including loans originated for sale, in the three months ended September 30, 2016 compared to the same period in 2015 produced an increase in both mortgage fee income and realized gain on sales of loans and are included in other income on the consolidated statement of income.  The increase in net interest income was primarily reflective of the Company shifting its interest-earning asset mix to a higher level of both residential and commercial loans, while reducing investment securities causing higher net interest income, in addition to managing our interest bearing liabilities with no change in interest expense comparing the third quarters 2016 and 2015.  The Company’s provision for income taxes decreased due to slightly lower income before income taxes comparing the quarters ended September 30, 2016 and September 30, 2015.

At September 30, 2016, the Company had $259.7 million in consolidated assets, an increase of $3.9 million, or 1.5%, from $255.8 million at December 31, 2015. Net loans receivable increased $11.7 million, or 5.8%, to $213.5 million at September 30, 2016 from $201.8 million at December 31, 2015. The Bank continues to focus on loan production as we continue to grow our commercial real estate and commercial and industrial loan portfolios at a measured pace while still maintaining our exceptional credit quality and strict underwriting standards.  Commercial real estate loans increased $3.0 million, or 84.3%, to $6.5 million at September 30, 2016 from $3.5 million at December 31, 2015.  Commercial and industrial loans increased $1.1 million, or 126.3%, to $1.9 million at September 30, 2016 from $853,000 at December 31, 2016.  The Bank originated $77.4 million of residential mortgage loans and sold $50.7 million in the secondary market as a balance sheet management strategy during the first nine months of 2016 to reduce interest rate risk.  The Bank sold these loans at a gain of $1.6 million which was recorded in other income.  At September 30, 2016 the Bank was servicing $108.4 million in residential mortgage loans sold to third parties and will realize servicing income on these loans as long as they remain outstanding. At September 30, 2016, the Bank had $5.6 million in loans held for sale, comprised of one- to four-family residential fixed rate conventional, FHA, and VA mortgage loans originated and closed by the Bank in the third quarter of 2016 that have been committed for sale in the secondary market, and will be delivered and sold in the fourth quarter of 2016. Investment securities decreased by $8.9 million, or 27.1%, to $24.0 million at September 30, 2016 from $32.9 million at December 31, 2015. Cash and cash equivalents, primarily interest-earning deposits at the Federal Reserve Bank and FHLB, decreased by $1.3 million, or 21.4%, to $4.8 million at September 30, 2016 from $6.1 million at December 31, 2015. FHLB borrowings increased $1.7 million, or 3.7%, to $47.8 million at September 30, 2016 from $46.1 million at December 31, 2015. Total deposits decreased by $7.0 million, or 3.8%, to $178.5 million at September 30, 2016 from $185.6 million at December 31, 2015.

The credit quality of the Bank’s loan portfolio remains strong and significantly better than peers. At September 30, 2016, the Bank had one non-performing home equity line of credit for $18,000 and at December 31, 2015, the Bank had one non-performing residential mortgage loan for $63,000, one non-performing home equity line of credit for $18,000, and one non-performing checking line of credit for $1,000. We recorded a $135,000 provision for loan losses for the nine months ended September 30, 2016 and $112,000 for the nine months ended September 30, 2015.  The increase in the provision for loan losses is primarily due to adding additional reserves to support the growth in our commercial loan portfolio. The allowance for loan losses was $945,000, or 0.44% of loans outstanding, at September 30, 2016 compared to $811,000, or 0.40% of loans outstanding, at December 31, 2015.  Management remains committed to maintaining a high level of asset quality as we grow our residential and commercial loan portfolios.

About our Company

FSB Bancorp, Inc. is the bank holding company of Fairport Savings Bank, a New York chartered savings bank headquartered in Fairport, New York. The Bank conducts business from its main office in Fairport, New York and four branches located in Penfield, New York, Irondequoit, New York, Webster, New York, and Perinton, New York. The Company also has four mortgage origination offices located in Pittsford, New York, Watertown, New York, Greece, New York, and Buffalo, New York. The Company’s principal business consists of originating one- to four-family residential real estate mortgages, home equity loans and lines of credit, and to a lesser extent, originations of commercial real estate, multi-family, construction, commercial and industrial, and other consumer loans.    The Company attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly owned subsidiary, Fairport Wealth Management, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

FSB BANCORP, INC.

Selected Consolidated Balance Sheet Information
September 30, 2016 and December 31, 2015
(Dollars in thousands, except per share data)

	(Unaudited)

	September 30, 2016	December 31, 2015

Assets	$259,723	$255,807
Cash and Cash Equivalents	4,830	6,147
Investment Securities	24,021	32,947
Loans Held for Sale	5,602	3,880
Net Loans Receivable	213,532	201,830
Deposits	178,528	185,561
Borrowings	47,780	46,092
Total Stockholders’ Equity	31,455	21,760
Book Value per Share1	$16.51	$12.51
Stockholders’ Equity to Total Assets	12.11%	8.51%

FSB BANCORP, INC.
Selected Consolidated Statement of Income Information
Three Months and Nine Months Ended September 30, 2016 and September 30, 2015
(Dollars and shares in thousands except per share data)

	(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015

Interest and Dividend Income	$2,358	$2,266	$6,937	$6,663
Interest Expense	514	514	1,606	1,460
Net Interest Income	1,844	1,752	5,331	5,203
Provision for Loan Losses	45	37	135	112
Net Interest Income after Provision for Loan Losses	1,799	1,715	5,196	5,091
Other Income	1,162	917	2,652	1,971
Other Expense	2,619	2,262	7,285	6,584
Income Before Income Taxes	342	370	563	478
Provision for Income Taxes	90	109	124	99
Net Income	$252	$261	$439	$379

Net Income per Common Share1	$0.13	$0.14	$0.23	$0.20
Average Common Shares Outstanding 1	1,885	1,893	1,900	1,893

1Shares held by the public prior to July 13, 2016 have been restated to reflect the completion of the second-step conversion using an exchange ratio of 1.0884.